Filed Pursuant to Rule 424(b)(3)
Registration No. 333-285928

Nuveen Credit Strategies Income Fund (NYSE: JQC)

(the “Fund”)

Supplement Dated September 24, 2026

to the Fund’s Currently Effective Prospectus and Statement of Additional Information (“SAI”)

Himani Trivedi will retire from Nuveen on June 30, 2027. She will continue to serve as portfolio manager of the Fund until October 31, 2026. Accordingly, effective November 1, 2026, all references to Himani Trivedi in the Fund’s Prospectus and SAI are hereby removed. Scott Caraher, James Kim and Coale Mechlin will remain as portfolio managers of the Fund.

There will be no changes to the Fund’s investment objectives or investment policies in connection with Ms. Trivedi’s retirement.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND SAI FOR FUTURE REFERENCE

EGN-JQCP-0926P